February 2015 Pricing Sheet dated February 27, 2015 relating to Preliminary Terms No. 128 dated February 2, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Buffered PLUS Based on the Value of the EURO STOXX 50® Index due March 4, 2021
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – FEBRUARY 27, 2015
Issuer:		Morgan Stanley
Maturity date:		March 4, 2021
Underlying index:		EURO STOXX 50® Index
Aggregate principal amount:		$4,630,800
Payment at maturity:
•      If the final index value is greater than the initial index value:
$10 + the leveraged upside payment
•      If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 20%:
$10
•      If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20%:
($10 x the index performance factor) + $2
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10.  However, under no circumstances will the Buffered PLUS pay less than $2 per Buffered PLUS at maturity.

Leveraged upside payment:		$10 x leverage factor x index percent increase
Leverage factor:		128%
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		3,599.00, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		March 1, 2021, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:
20%.  As a result of the buffer amount of 20%, the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is 2,879.20, which is 80% of the initial index value.

Minimum payment at maturity:		$2 per Buffered PLUS (20% of the stated principal amount)
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		None
Stated principal amount:		$10 per Buffered PLUS
Issue price:		$10 per Buffered PLUS
Pricing date:		February 27, 2015
Original issue date:		March 4, 2015 (3 business days after the pricing date)
CUSIP:		61764M844
ISIN:		US61764M8441
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:		$9.433 per Buffered PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Buffered PLUS	$10	$0.30(1)	$9.65
$0.05(2)
Total	$4,630,800	$162,078	$4,468,722
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each Buffered PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Buffered PLUS.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. The Buffered PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Buffered PLUS.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 128 dated February 2, 2015
Product Supplement for PLUS dated November 19, 2014      Index Supplement dated November 19, 2014      Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.